 Exhibit 10.1

August 17, 2007

Surge Global Energy Inc.
12220 El Camino Real
Suite 410
San Diego, CA 92130 USA
Fax: 858-704-5011

Attention: Mr. David Perez, Chief Executive Officer and Chairman of the Board

and to

Mr. David Perez
12220 El Camino Real
Suite 410
San Diego, CA 92130 USA
Fax: 858-704-5011

Dear Sirs:

Re:    Agreement to Vote

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Surge Global Energy Inc. and David Perez (the "Securityholders") and in consideration of the entering into by Signet Energy Inc. ("Signet") of the arrangement agreement dated August , 2007 among Signet, Pan Orient Energy Corp., Andora Energy Corporation ("Andora"), 1337686 Alberta Ltd. and Valiant Trust Company (the "Arrangement Agreement") relating to the combination of the businesses of Andora and Signet (the "Proposed Transaction"), Signet, Andora and the Securityholders agree as follows:

Unless otherwise defined herein capitalized terms shall have the meanings ascribed thereto in the Arrangement Agreement.

1.    Ownership of Shares

Signet and Andora understand that the Securityholders are the beneficial owner, directly or indirectly or exercise voting control over, of at least the number of common shares (the "Shares") of Signet, set forth on page 5 hereof.

In addition to the foregoing, the term "Shares" will be deemed to also include any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Signet on, of, or affecting the Securityholder's Shares or after the date of this Agreement.

2.    Revocation of Previous Proxies

The Securityholders hereby revoke any and all previous proxies with respect to the Securityholders' Shares.

3.    Covenants of the Securityholders

The Securityholders covenant and agree with Signet and Andora that, until the Release Date, as defined below, to the extent the Proposed Transaction is effected as set forth in the Arrangement Agreement and provided the board of directors of Signet have received a written fairness opinion from their financial advisors indicating that the transaction is fair from a financial point of view to the shareholders of Signet, the Securityholders shall:

(a)
attend (either in person or by proxy) any meeting of the securityholders of Signet convened for the purposes of considering the Proposed Transaction (including any adjournments and postponements thereof), and at such meeting, vote all of the Shares in favour of the Proposed Transaction and all matters related thereto;

(b)
vote against (i) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization, or liquidation involving Signet other than the Proposed Transaction and any transaction related thereto, (ii) a sale or transfer of a material amount of assets of Signet or the issuance of any securities of Signet (other than pursuant to the Signet's incentive share option plan), or (iii) any action that is reasonably likely to impede, interfere with, delay, postpone, or adversely affect in any material respect the Proposed Transaction;

(c)
not sell, transfer, assign, pledge, or otherwise dispose of, or enter into any agreement or understanding relating to the sale, transfer, assignment or other disposition of the Shares or permit any affiliate of the Securityholders to do any of the foregoing;

(d)
not exercise any rights of dissent or appraisal in respect of any resolution approving the Proposed Transaction or any aspect thereof or matter related thereto, and not to exercise any other securityholder or optionholder rights or remedies available at common law or pursuant to the  Business Corporations Act  (Alberta) or in any manner delay, hinder, prevent, interfere with or challenge the Proposed Transaction;

(e)
promptly notify Signet upon any of undersigned's representations or warranties contained in this Agreement becoming untrue or incorrect in any material respect prior to the Release Date, and for the purposes of this provision, each representation and warranty shall be deemed to be given at and as of all times during such period (irrespective of any language which suggests that it is only being given as at the date hereof); and

(f)	deposit such number of their Shares into escrow on such terms and only to the extent as may be required by any stock exchange or other regulatory body in respect to the Proposed Transaction.

Forthe purposes of this letter agreement (this “Agreement”), "Release Date" means the earlier of: (i) the time at which the Proposed Transaction becomes effective (the "Effective Time") on the date on which the Proposed Transaction becomes effective (the "Effective Date"), which is to be no later than September 15, 2007 unless extended by mutual agreement by the parties to this Agreement; or (ii) the date of the termination of the Arrangement Agreement.

4.    Representations and Warranties of the Securityholders

Each of the Securityholders hereby covenants, represents and warrants to Signet and Andora that:

(a)
the Securityholder is the legal and beneficial owner of, or exercises control or direction over, the number of Shares set forth on page 5 hereof, set forth opposite its name, free and clear of all claims, liens, charges, encumbrances and security interests; and

(b)
the Securityholder is duly authorized to execute and deliver this Agreement and this letter is a valid and binding agreement, enforceable against the Securityholder in accordance with its terms, and the consummation by the Securityholder of the transaction contemplated hereby will not constitute a material violation or breach of or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the Securityholder will be a party and by which the Securityholder will be bound at the time of such consummation.

All of the representations and warranties contained in this section 4 shall be valid and true as if recited and repeated as at the Effective Time of the Proposed Transaction.

5.    Representations and Warranties of Signet

Each of Signet and Andora hereby represents and warrants to and covenants with the Securityholders, as representations and warranties that will survive completion of the transactions contemplated hereby, that it is duly authorized to execute and deliver this Agreement, this Agreement has been duly executed and delivered by it and, upon acceptance by the Securityholders, this Agreement will be a valid and binding agreement, enforceable against it in accordance with its terms and neither the execution of this Agreement nor the consummation by it of the transactions contemplated hereby will constitute a violation or breach of or default under, or conflict with, any restriction of any kind or any contract, commitment, agreement, understanding or arrangement to which it is a party and by which it is bound. Each of Signet and Andora covenants and agrees that it shall comply, in all material respects, with the terms and conditions contained in the Arrangement Agreement.

6.    Termination

In the event that the Arrangement Agreement is terminated in accordance with the respective terms thereof, this Agreement shall immediately terminate. In addition, in the event the terms of this Agreement and/or the obligations of the Securityholders’ hereunder would reasonably be expected to expose any Securityholder to a claim for a breach of a duty, fiduciary or otherwise, such Securityholder may terminate this Agreement upon written notice to the other parties hereto.

7.    Amendment

Except as expressly set forth herein, this Agreement constitutes the entire agreement between the parties and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

8.    Assignment

No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

9.    Disclosure

Prior to first public disclosure of the existence and terms and conditions of this Agreement, neither of the parties hereto shall disclose the existence of this Agreement or any details hereof, or the possibility of the Proposed Transaction or any terms or conditions or other information concerning the Proposed Transaction to any person other than the Securityholder’s advisors, without the prior written consent of the other party hereto, except to the extent required by law. The existence and terms and conditions of this Agreement may be disclosed by Signet and Andora in the press release issued in connection with the execution of the Arrangement Agreement, and other public disclosure documents in accordance with applicable securities legislation.

10.    Further Assurances

Subject to the terms and conditions herein, the Securityholders and Signet agree to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Arrangement Agreement.

11.    Notice

Any notice, document or other communication required or permitted to be given to the parties under this Agreement shall be in writing and be either hand delivered or faxed (with a following letter) as follows:

(a)	to the Securityholders at the address and fax number listed on the first page of this Agreement;

(b)	to Signet:

Signet Energy Inc.
2600, 144 - 4th Avenue SW
Calgary, AB T2P 3N4

Attention: Executive Chairman and Chief Executive Officer
Fax: (403) 440-1114;

(c)	to Andora:

Andora Energy Corporation
700, 602 - 12th Avenue SW
Calgary, AB T2R 1J3

Attention: Chief Executive Officer
Fax: (403) 451-1553;

and shall be deemed to be received by the party to whom such notice is given on the date of delivery or transmission.

12.    Successors

This Agreement will be binding upon, enure to the benefit of and be enforceable by the Securityholders and their respective successors.

13.    Time of the Essence

Time shall be of the essence of this Agreement.

14.    Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and the courts of such Province shall have exclusive jurisdiction over any dispute hereunder, to which jurisdiction the parties attorn.

15.    Counterpart Execution

This Agreement may be signed by fax and in counterparts, which, together, shall be deemed to constitute one valid and binding agreement and delivery of such counterparts may be effected by means of telecopier.

Yours truly,

SIGNET ENERGY INC.

Per: /s/ C.W. Leigh Cassidy
C.W. Leigh Cassidy
Executive Chairman and Chief Executive Officer

ANDORA ENERGY CORPORATION

Per:
Name:
Title:

Acceptance by the Securityholders

The foregoing is hereby accepted as of and with effect from the date first above written and the undersigned hereby confirms that the undersigned beneficially owns or exercises control or direction over:

11,350,000 Shares;	SURGE GLOBAL ENERGY INC.
Name of Securityholder

12220 El Camino Real, Suite 410
San Diego, CA 92130 USA Fax: 858.704.5011

Signatures of authorized signatories on behalf of
SURGE GLOBAL ENERGY INC.

/s/ David Perez
David Perez, Chairman & Director

850,000 Shares;	/s/ David Perez
DAVID PEREZ

12220 El Camino Real, Suite 410 San Diego, CA 92130 USA Fax: 858.704.5011